                                              Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS FIRST QUARTER 2025 NET INCOME OF $1.1 BILLION
OR $4.25 PER DILUTED SHARE

BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND FOR COMMON STOCK

First Quarter 2025 Results
	2025	2024	YOY Change
Total loans, end of period (in billions)	$117.4	$126.6	(7%)
Total revenue net of interest expense (in millions)	$4,251	$4,160	2%
Total net charge-off rate	4.99%	4.92%	7 bps
Net income (in millions)	$1,104	$851	30%
Diluted EPS	$4.25	$3.25	31%

Riverwoods, IL, April 23, 2025 - Discover Financial Services (NYSE: DFS) today reported net income of $1.1 billion or $4.25 per diluted share for the first quarter of 2025, as compared to a net income of $851 million or $3.25 per diluted share for the first quarter of 2024.

"Discover's solid first quarter financial performance benefited from a strong net interest margin and positive credit trends,” said Michael Shepherd, Discover’s Interim CEO and President. “These results reflect our good execution and the strength of our business model. We are pleased that Capital One has received all required approvals and look forward to completing our merger."

Segment Results

Digital Banking

Digital Banking pretax income of $1.4 billion for the quarter was $316 million higher than the prior year period reflecting a lower provision for credit losses and increased revenue net of interest expense partially offset by increased operating expenses.

Total loans ended the quarter at $117.4 billion, down 7% year-over-year as a result of the student loan sale, and down 3% sequentially due to seasonal trends. Adjusting for the sale, total loans were up 1% versus the prior year period. Credit card loans and Personal loans ended the quarter relatively flat compared to last year at $99.0 billion and $10.1 billion, respectively.
Net interest income for the quarter increased $71 million year-over-year, or 2%, driven by net interest margin expansion. Net interest margin was 12.18%, up 115 basis points versus the prior year benefiting from the student loan sale. Card yield was 16.12%, up 33 basis points from the prior year largely due to a lower promotional balance mix, partially offset by a lower prime rate and higher interest charge-offs. Interest expense as a percentage of total loans decreased 37 basis points from the prior year period, driven by lower funding costs.

Non-interest income increased $15 million, or 3% from the prior year period primarily due to higher net discount and interchange revenue.

The total net charge-off rate was 4.99%, up 7 basis points from the prior year period. Excluding the impact of the student loan sale, the net charge-off rate would have declined. Quarter over quarter, the total net charge-off rate was up 35 basis points driven by seasonal trends. The credit card net charge-off rate was 5.47%, down 19 basis points from the prior year period and up 44 basis points from the prior quarter. The 30+ day delinquency rate for credit card loans was 3.66%, down 17 basis points year-over-year and down 18 basis points from the prior quarter. The Personal loan net charge-off rate of 4.21% was up 19 basis points from the prior year and down 3 basis points from the prior quarter.

Provision for credit losses of $1.2 billion decreased $253 million from the prior year quarter driven by a $190 million favorable reserve change and a $97 million decrease in net charge-offs.

Total operating expenses were up $23 million year-over-year, or 2%. Employee compensation increased due to higher wages and benefits and employee retention actions. Information processing increased from technology investments. Other expense declined primarily due to a reduction in anticipated civil penalties.

Payment Services

Payment Services pretax income of $91 million was up $9 million year-over-year, or 11% primarily due to volume growth in PULSE and Diners Club as well as lower expenses. Payment Services volume was $96 billion, down 4% from the prior year period. PULSE dollar volume was up 3% driven by increased debit transaction volume. Diners Club volume was up 18% year-over-year reflecting strength in India and Israel, and Network Partners volume decreased 73% from the prior year reflecting the anticipated exit of a partner.

Merger with Capital One

On April 18, 2025, Capital One received the regulatory approvals necessary to complete the merger with Discover. The merger is expected to close on or about May 18, 2025, subject to the satisfaction of customary closing conditions.

Dividend Declaration

The Board of Directors declared a quarterly cash dividend of $0.70 per share of common stock payable on June 5, 2025, to the holders of record at the close of business on May 23, 2025. Because the planned closing of the merger with Capital One is May 18, 2025, we expect that holders of Discover’s common stock will not receive any Discover dividend and will instead receive any dividend declared on shares of Capital One common stock, if they are holders of record of Capital One common stock as of the applicable record date.

Conference Call and Webcast Information

The company will host a conference call to discuss its first quarter results on Thursday, April 24, 2025, at 7:00 a.m. Central Time. Interested parties can listen to the conference call via a live audio webcast at https://investorrelations.discover.com.

About Discover

Discover Financial Services (NYSE: DFS) is a digital banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover® card, America's cash rewards pioneer, and offers personal loans, home loans, checking and savings accounts and certificates of deposit through its banking business. It operates the Discover Global Network® comprised of Discover Network, with millions of merchants and cash access locations; PULSE®, one of the nation's leading ATM/debit networks; and Diners Club International®, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

Contacts
Investors:                Media:
Erin Stieber, 224-405-4555        Matthew Towson, 224-405-5649
investorrelations@discover.com        matthewtowson@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (https://investorrelations.discover.com).

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” and similar expressions. Such statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release and there is no undertaking to update or revise them as more information becomes available. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance and regulatory and legal actions, including, but not limited to, those related to accounting guidance, tax reform, financial regulatory reform, consumer financial services practices, anti-corruption and funding, capital and liquidity; risks related to the proposed merger with Capital One Financial Corporation (“Capital One”) including, among others, (i) failure to complete the merger with Capital One (ii) diversion of management’s attention from ongoing business operations and opportunities, (iii) cost and revenue synergies from the merger may not be fully realized or may take longer than anticipated to be realized, (iv) the integration of each party’s management, personnel and operations will not be successfully achieved or may be materially delayed or will be more costly or difficult than expected, (v) deposit attrition, customer or employee loss and/or revenue loss as a result of the announcement of the proposed merger, and (vi) expenses related to the proposed merger being greater than expected; the actions and initiatives of current and potential competitors; our ability to manage our expenses; our ability to successfully achieve card acceptance across our networks and maintain relationships with network participants and merchants; our ability to sustain our card, personal, and home loan growth; our ability to increase or sustain Discover card usage or attract new customers; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; our ability to manage our credit risk, market risk, liquidity risk, operational risk, compliance and legal risk and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in our investment portfolio; limits on our ability to pay dividends and repurchase our common stock; limits on our ability to receive payments from our subsidiaries; fraudulent activities or material security breaches of our or others’ key systems; our ability to remain organizationally effective; our ability to maintain relationships with merchants; the effect of political, economic and market conditions, geopolitical events, climate change, pandemics and unforeseen or catastrophic events; our ability to introduce new products and services; our ability to manage our relationships with third-party vendors, as well as those with which we have no direct relationship such as our employees’ internet service providers; our ability to maintain current technology and integrate new and acquired systems and technology; our ability to collect amounts for disputed transactions from merchants and merchant acquirers; our ability to attract and retain employees; our ability to protect our reputation and our intellectual property; our ability to comply with regulatory requirements, including existing consent orders; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. We routinely evaluate and may pursue acquisitions of, investments in or divestitures from businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or our debt or equity securities.

Additional factors that could cause the company’s results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended December 31, 2024, which is filed with the SEC and available at the SEC’s internet site (http://www.sec.gov) and subsequent reports on Forms 8-K and 10-Q, including the company’s Current Report on Form 8-K filed today with the SEC.